Exhibit 99.1

ENCOMPASS HOLDINGS ANNOUNCES STRATEGIC PARTNERSHIP WITH STARFISH CAPITAL PARTNERS

Reno, NV. - November 15, 2006 - Encompass Holdings, Inc. (OTCBB: ECMH), a consumer products and professional services company, and its wholly-owned subsidiary Aqua Xtremes Inc., the maker of the XBoard, announced today that StarFish Capital Partners has completed the purchase of 10 million shares of the common stock of Encompass Holdings under the Company’s effective registration statement on Form SB-2.

TahitiPetey Aqua Xtreme Sports, Inc, a portfolio company of StarFish Capital Partners, has also placed an order with Aqua Xtremes totaling $76.9 million for the purchase of Xboards. The purchase order is contingent on the receipt of EPA approval by Aqua Xtremes for its rotary engine. Aqua Xtremes anticipates receiving such EPA approval by the end of 2006 or beginning of the first quarter 2007. Pursuant to the purchase order,TahitiPetey Aqua Xtreme Sports, Inc. is required to make a $1 million deposit upon the receipt of EPA approval for the rotary engine to be used on the Xboard. StarFish Capital Partners has already begun marketing the TahitiPetey XBoard worldwide through trade and consumer shows, and its website, www.TPXBoard.com.

StarFish Capital Partners is a Las Vegas-based venture capital and business development firm, with fifteen TahitiPetey branded companies in various stages of operation or development, including the one launching the private-label TahitiPetey XBoard. Additional information about StarFish Capital can be found at its website www.starfishcapital.com.

“Our relationship with StarFish Capital Partners, and its TahitiPetey brand is important for the continued growth of the XBoard brand," commented Art Robins, CEO of Encompass Holdings, Inc. “We look forward to working with the experienced management team at StarFish Capital Partners to help launch the TahitiPetey XBoard, which is a private labeled product”, he added.

The TahitiPetey XBoard provides the user with the ultimate jet-powered surfing experience that is unlike any product currently available in the market. Its user friendly design allows for users of all ages, and the XBoard is well suited for use on lakes, rivers and oceans. It is expected to be available by December 2006, with initial TahitiPetey XBoards heading to destination resorts overseas.

“We believe that our strategic relationship with Encompass Holdings will provide the expertise required to successfully launch the TahitiPetey branded XBoard,” explained Peter D. Ortmann, Chairman/CEO of StarFish Capital Partners. “We believe in Art’s vision for the company that’s why we made this investment, and we look forward to working with Encompass Holdings and continuing to help bring their products to market,” he concluded.

About Encompass Holdings, Inc
Encompass Holdings specializes in the marketing and development of consumer products and professional services. The Company’s subsidiary, Aqua Xtremes, is a power sports company and developer of the XBoard jet-powered recreational water craft and owner of Xtreme Engines, Inc. and Rotary Engine Technologies, Inc., manufacturers of rotary engines. The Company’s other subsidiary, Nacio Systems Inc., is on-demand software as a service (SaaS) provider, comprehensive web production consultancy, and SAS70 Type II compliant Internet hosting facility. Nacio Systems, Inc. is also the parent company to Interactive Holding Group, Inc.
www.encompassholdings.com
www.xboard.com

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Encompass Holding's ("the Company") business plan. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The agreement with StarFish Capital Partners should not be construed as an indication in any way whatsoever of the value of the Company or its common stock. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

CONTACT:
David Isserman (314) 494-7129 david@isserman.com